UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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LAKE AREA CORN PROCESSORS, LLC
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LAKE AREA CORN PROCESSORS, LLC

46269 South Dakota Highway 34

P.O. Box 100

Wentworth, South Dakota 57075

NOTICE OF 2006 ANNUAL MEETING OF MEMBERS

To be Held Thursday, June 8, 2006

TO OUR MEMBERS:

The 2006 Annual Meeting of Members (the “Annual Meeting”) of Lake Area Corn Processors, LLC (the “Company”) will be held on Thursday, June 8, 2006 at the Dakota Prairie Playhouse, 820 North Washington, Madison, South Dakota 57402. Lunch will begin at 12:00 p.m. The 2006 Annual Meeting will follow lunch, and will commence at approximately 1:00 p.m. The Board of Managers encourages you to attend the meeting. A trip to the Basin Electric generation plant in North Dakota will be given away the day of the annual meeting courtesy of our supplier Sioux Valley Energy.

The purposes of the meeting are:

•                  To elect two (2) individuals to the Board of Managers.

•                  To transact such other business as may properly come before the 2006 Annual Meeting or any adjournments thereof.

The foregoing items of business are more fully described in the Information Statement accompanying this notice. If you have any questions regarding the information in the Information Statement or regarding completion of the enclosed ballot, please call the Company at (605) 483-2676.

Only members listed on the Company’s records at the close of business on May 1, 2006 are entitled to notice of the Annual Meeting and to vote at the 2006 Annual Meeting and any adjournments thereof. For your ballot to be valid, it must be received by the Company no later than 1:00 p.m. on June 8, 2006.

All members are cordially invited to attend the 2006 Annual Meeting in person. However, to assure the presence of a quorum, the Board of Managers requests that you promptly sign, date and return the enclosed ballot, whether or not you plan to attend the meeting. You may fax the enclosed ballot to the Company or mail it to us using the enclosed envelope. You may present the ballot in person if you attend the meeting.

By order of the Board of Managers,

/s/Gregory Van Zanten

Chairman of the Board of Managers

Wentworth, South Dakota
April 28, 2006

Lake Area Corn Processors, LLC

46269 South Dakota Highway 34

P.O. Box 100

Wentworth, South Dakota 57075

Information Statement

2006 Annual Meeting of Members

Thursday, June 8, 2006

The enclosed Information Statement and ballot was prepared by the Board of Managers of Lake Area Corn Processors, LLC (the “Company”) for use at the 2006 Annual Meeting of Members of the Company to be held on June 8, 2006 (the “2006 Annual Meeting”), and at any adjournment thereof. The 2006 Annual Meeting will be held at the Dakota Prairie Playhouse, 820 North Washington, Madison, South Dakota 57042. Lunch will begin at 12:00 p.m. The Annual Meeting will follow lunch, and will commence at approximately 1:00 p.m. Distribution of this Information Statement and ballot to the Members is scheduled to begin on or about May 1, 2006.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:                                  Why did I receive this Information Statement?

A:                                   The Board of Managers is providing this Information Statement and ballot to enable you to vote at the 2006 Annual Meeting because you were a member of the Company at the close of business on May 1, 2006, the record date, and are entitled to vote at the meeting. We are not asking you for a proxy, and you are requested not to send us a proxy.

Q:                                  What am I voting on?

A:                                     The election of two (2) managers. The nominees are Randy Hansen, Lynn Jensen, Alfred Miron and Ronald Alverson. Although the Board is not currently aware of any additional matters, if other matters do properly come before the Annual Meeting, those present will vote on those matters if a quorum is present.

Q:                                  How many votes do I have?

A:                                   Each Class A member is entitled to one vote for each matter to be voted on at the 2006 Annual Meeting, regardless of how many capital units he or she owns. For purposes of the 2006 Annual Meeting, because we will be electing two managers, there are two matters to be voted upon by the members. This means that you must cast two votes, with no nominee receiving more than one vote each.

Q:                                  How many Class A Members are there?

A:                                   On May 1, 2006, there are 996 Class A members, which means there are 996 total votes available.

Q:                                  What constitutes a quorum?

A:                                   The presence of ten percent (10%) of the Class A members constitutes a quorum. Based on the current number of Class A members, 100 members would constitute a quorum. If you submit a properly executed ballot, then you will be considered part of the quorum for purposes of the director elections.

Q:                                  What is the voting requirement to elect the managers?

A:                                   In the election of managers, the two (2) persons receiving the greatest number of votes relative to the votes cast for their competitors will be elected regardless of whether an individual nominee receives votes from a majority of the quorum.

Q:                                  What is the effect of an abstention?

A:                                   Because managers are elected by plurality vote, abstentions will not be counted either for or against any nominee.

Q:                                  How do I vote?

A:                                   You can vote by attending the 2006 Annual Meeting in person or by use of the enclosed ballot. You may vote using any of the following methods:

•                  Ballot. The capital units represented by each properly executed ballot will be voted at the 2006 Annual Meeting in accordance with the member’s directions. The Company urges you to specify your choices by marking the appropriate boxes on your enclosed ballot. After you have marked your choices, please sign and date the enclosed ballot and return it in the enclosed envelope or fax it to the Company by 1:00 p.m. on June 8, 2006.

•                  In person at the 2006 Annual Meeting. All members may present the ballot in person at the 2006 Annual Meeting.

Q:                                  What can I do if I change my mind after I send in my ballot?

A:                                   You may revoke your ballot by:

•                  Giving written notice of the revocation to Alan May, Membership Coordinator, at the Company’s offices at 46269 South Dakota Highway 34, Wentworth, South Dakota, 57075; or

•                  Giving personal or written notice of the revocation to Alan May, Membership Coordinator, at the commencement of the 2006 Annual Meeting.

Q:                                  What happens if I mark too few or too many boxes on the ballot?

A:                                   If you do not mark any choices on the ballot or only mark one choice on the ballot, then your ballot will be void and no nominee will receive your vote. Likewise, if you mark more than two choices on the ballot, your ballot will be void and your vote will not be counted for any of the nominees. In addition, if your ballot is void because you checked too few or too many boxes, your membership vote will not be included in the determination of whether a quorum is present.

Q:                                  Who can attend the 2006 Annual Meeting?

A:                                   All members as of the close of business on the record date, and their immediate families, may attend the 2006 Annual Meeting.

Q:                                  What is the record date for the 2006 Annual Meeting?

A:                                   May 1, 2006.

Q:                                  Who will count the vote?

A:                                   All votes will be tabulated by Alan May, who was appointed Inspector of Elections by the Board.

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED BALLOT BY NO LATER THAN 1:00 p.m. ON THURSDAY, JUNE 8 (CENTRAL STANDARD TIME) WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

ELECTION OF MANAGERS

Seven elected managers comprise the Board of Managers. The Board of Managers is currently divided into three-year staggered terms. Two managers are to be elected by the members at the 2006 Annual Meeting, and the terms of the remaining elected managers expire in either 2007 or 2008. The following persons have been nominated for the 2006 election by the nomination committee to fill the two open seats available due to the expiration of the terms of office of two incumbent managers:

Name	Term
Randy Hansen	Three year term ending in 2009
Lynn Jensen	Three year term ending in 2009
Alfred Miron	Three year term ending in 2009
Ronald Alverson	Three year term ending in 2009

Detailed information regarding each nominee is provided in the “Information about Nominees” section below.

INFORMATION ABOUT NOMINEES

The table below contains certain information with respect to the nominees for election to the Board of Managers at the 2006 Annual Meeting. Ronald Alverson has served on the Board of Managers since the Company’s inception. The remaining nominees have not previously served on the Board of Managers.

Name and Principal Occupation	Age	Board Member Since	Background

Randy Hansen, Farmer	47	—

Randy Hansen graduated from South Dakota State University in 1980 with a Bachelor of Science degree in Agriculture Engineering. Randy is a partner of Longacre Farms and has been involved in production agriculture since 1980, producing corn, soybean, and alfalfa, along with operating a cattle-feeding operation. Randy was elected to the Chester Area school board in 1986 where he served for fifteen years. He is also a member of the South Dakota Corn Growers Association. In addition, Randy has served the past three years on the nominating committee for Lake Area Corn Processors.

Lynn Jensen, S.D. State Director of USDA Rural Development.	44	—

Lynn Jensen has been the South Dakota State Director of the USDA’s Rural Development program since 2001. In that capacity, he has been responsible for overseeing $200 million annually in grants, loans and loan guarantees. In addition, he oversees 80 employees in 10 offices in South Dakota. Under his leadership, the South Dakota program received extra employees as a reward for increasing efficiency and output. In 2005, Lynn was put on special assignment in Louisiana to assist in coordinating activities between the state of Louisiana, the USDA and FEMA. Lynn is past-president of the National Corn Growers Association and is the Co-Founder of RRRI (Renewable Resource Research Institute). He also owns a farm near Lake Preston, producing corn, soybeans, wheat and hogs. Lynn is also a deacon of the North Preston Lutheran Church.

Ronald Alverson, Farmer	54	1999

Ronald Alverson has been farming near Chester, South Dakota since 1974. Ron is a founding member and past-president of the South Dakota Corn Growers Association and is a former director of the National Corn Growers Association. Ron was recently awarded the Excellence in Agriculture Award from the South Dakota Corn Growers Association and South Dakota Corn Utilization Council for his lifetime contributions to the corn industry in South Dakota. Ron has served on the board of Lake Area Corn Processors since the Company’s inception and was the first chairman of the board. He is also a member of Dakota Ethanol’s Board of Directors.

Alfred Miron, Animal Nutrition Specialist/Farmer.	63	—

Al Miron is a graduate of the University of Minnesota with a Bachelor of Science in Dairy Science and a Master of Science and Ph. D. in Nutrition. He was employed by Harvest States for 30 years, working in animal nutrition and research and serving as Director of Purchasing and Group Director of Technical Services. Since 2000, Al has been employed by Land O’ Lakes, where he works as a nutrition specialist for dairy, beef and sheep. In this capacity, he has spent considerable time working with the co-products of ethanol production. Al operates a 500 acre farm in the Crooks, South Dakota area growing corn and soybeans in a no-till operation. He has been a member of LACP since 2000. He is a member of the South Dakota Corn Growers and the South Dakota Soybean Association and serves on the board of the Southeast South Dakota Research Farm. Al has also been active in church and community activities, including service on the Benton Township Board.

INFORMATION ABOUT NON-NOMINEE MANAGERS

The following table contains certain information with respect to the members of our Board of Managers who are not nominees for election at the 2006 meeting:

Name, Principal Occupation and Address	Age	Term Expires	Background

Douglas L. Van Duyn, Farmer	53	2007

Doug Van Duyn has been farming near Colton, South Dakota since 1971. His farm consists of a corn and alfalfa rotation, feedlot enterprise and cow herd. Doug is a voting member of the South Dakota Feeder Council and is a member South Dakota Cattlemen’s Association (SDCA) Environmental Issues Working Group. He is also a member of the Natural Resources Conservation Services State Technical Committee and is a director of the South Dakota Livestock Foundation. He is chairman of the SDCA’s Live Cattle Marketing Committee, serving for seven years. He is a former supervisor of the Taopi Township, as well as a former director of the Minnehaha County Cattlemen’s Association and Colton Farmers Elevator.

Brian D. Woldt, Farmer	41	2008

Brian Woldt has been farming near Wentworth, South Dakota since 1994. He was formerly employed for twelve years with Electronic Data System (EDS) and Perot Systems Corporations in Dallas, Texas, holding various technical and financial positions. He graduated from Wentworth High School in 1982 and attended National College of Business in Sioux Falls, South Dakota.

Gregory Van Zanten, Farmer	53	2006

Greg graduated from Chester High School and attended South Dakota State University before starting his farming career in 1973. He presently operates a 2,000 acre corn and soybean farm, in addition to a 6,000 head per year custom hog feeding enterprise. He is a former four-time NCGA State Corn Yield Contest winner (1987-89, 1991), and was named a South Dakota Master Pork Producer in 1998. He is a former member of the South Dakota Corn Utilization Council, serving from 1989-1991. He also served on the Governor’s task force with the South Dakota Pork Producers Council in establishing custom hog feeding guidelines for South Dakota. He is a former member of the Chester Area School board. He attends Christian Reformed Church in Colton, where he has served on the church council and several committees.

Dale Schut, Farmer	49	2007

Dale Schut has been farming since 1979. Following graduation from Chester High School in 1974, he also worked at Gehl, Inc. until 1997. He is owner of Schut Farms, a regional bulk commodities trucking company. He also is a member of the South Dakota Soybean Processors, LLC, South Dakota Corn Growers Association, South Dakota Soybean Association and St. Jacob’s Lutheran Church of rural Colton, South Dakota.

Dale L. Thompson, Farmer	58	2008

Dale Thompson has farmed in Lake County, South Dakota since 1969. Dale is a member of Churney Lutheran Church and South Dakota Corn Growers Association. He is also a director of the KingBrook Rural Water board. He graduated from South Dakota State University, Brookings, South Dakota in 1969 with a Bachelor of Science Degree in Ag Economics.

Todd M. Brown, Farmer	40	2008

Todd Brown has been farming on his family farm since 1983. Todd is a former member of the Cattlemen’s Association and the National Corn Growers Association. Todd graduated from Dell Rapids St. Mary’s High School in 1983.

EXECUTIVE OFFICERS AND MANAGEMENT

Executive Officers of Lake Area Corn Processors, LLC

Our executive officers are set forth below. These individuals are also members of our Board, and additional information about them can be found above under “Information about Current Board of Managers.”

Name	Position
Douglas Van Duyn	Chief Executive Officer
Brian Woldt	Chief Financial Officer
Gregory Van Zanten	Chairman
Dale Thompson	Vice Chairman
Dale Schut	Secretary
Ronald Alverson	Treasurer

Board of Managers of Dakota Ethanol, LLC

Lake Area Corn Processors, LLC owns an 88% interest in Dakota Ethanol, LLC (“Dakota Ethanol”), a company that owns and operates a 40 million gallon ethanol plant in Wentworth, South Dakota, which produces ethanol and distiller’s grains. Five individuals, all of whom are family members and affiliated with Broin and Associates, Inc. of Sioux Falls, South Dakota, the design/builder of Dakota Ethanol’s plant, own the remaining 12% interest in Dakota Ethanol.

Dakota Ethanol’s board of managers consists of seven individuals representing Dakota Ethanol’s members. The Broin family members elect two members to Dakota Ethanol’s board of managers, and Lake Area Corn Processors elects five members to Dakota Ethanol’s board of managers. The Company selected Ronald Alverson, Todd Brown, Dale Thompson, Brian Woldt, and Douglas Van Duyn, each of whose biographical information is provided above, to represent us on Dakota Ethanol’s board of managers.

The Broin family members appointed Jeff Fox and Jeff Lautt as their representatives on Dakota Ethanol’s board of managers.

Jeff Fox is currently Broin’s Vice President of Legal and Government Affairs and has been with the Broin Companies since 2002. In addition to practicing law, Mr. Fox has over 25 years of experience as a lobbyist representing a wide variety of clients. Mr. Fox currently serves on the board of 12 ethanol plants and the South Dakota Ethanol Producers Association. Mr. Fox holds a degree in Business Administration with a minor in economics, and a Juris Doctorate degree from the University of South Dakota School Of Law. Mr. Fox has been practicing law in the State of South Dakota since 1988.

Jeff Lautt is currently the Chief Operating Officer for Broin Management, a Broin Companies entity. Jeff has been with Broin Management since early 2005. In his current position, Jeff is responsible for the Broin Management business unit which manages all of the Broin Premier Partner Plants in its network. He also serves on two other ethanol plant boards. Prior to joining the company, Jeff spent fourteen years in the emergency vehicle industry where he most recently served as President of a South Dakota-based fire truck manufacturing company. Jeff attended South Dakota State University for a Bachelor of Science degree in business and engineering.

Executive Officers of Dakota Ethanol, LLC

The Executive Officers of Dakota Ethanol are Brian Woldt, Chairman; Ron Alverson, Vice-Chairman; Dale Thompson, Secretary; and Todd Brown, Treasurer. Detailed information about all Executive Officers of Dakota Ethanol can be found above under “Information about Current Board of Managers” or “Information about Nominees.”

Although Dakota Ethanol’s board of managers has the authority to manage and oversee the business and affairs of Dakota Ethanol, Broin Management, LLC, has been responsible for the day-to-day management decisions relating to the operation of the ethanol plant pursuant to a Management Agreement. However, effective January 1, 2006, Dakota Ethanol’s agreement with Broin Management ended, and Dakota Ethanol began employing its own general manager.

Management and Key Employees

Dakota Ethanol’s management and key employee is Scott A. Mundt. Mr. Mundt’s employment as Transition Coordinator began on October 17, 2005. On January 1, 2006, he became the General Manager. Mr. Mundt’s duties include the day-to-day management of Dakota Ethanol’s operations.

BOARD OF MANAGERS’ MEETINGS AND COMMITTEES

The Board of Managers of Lake Area Corn Processors generally meets on a bi-monthly schedule. The Board of Managers held nine (9) meetings during the fiscal year ended December 31, 2005. With the exception of Dale Schut and Dale Thompson, who attended 66.6% of the board meetings, each manager attended at least 75% of the meetings of the Board of Managers during the fiscal year ended December 31, 2005.

The Board of Managers does not have a formalized process for holders of capital units to send communications to the Board of Managers. The Board of Managers feels this is reasonable given the accessibility of our managers. Members desiring to communicate with the Board of Managers are free to do by contacting a manager via the Company’s website, fax, phone or in writing. The names of our managers are listed on the Company’s website at http://www.dakotaethanol.com/lacp.html.

The Board of Managers does not have a policy with regard to managers’ attendance at annual meetings. Last year, all seven (7) of our managers attended the Company’s annual meeting. Due to this high attendance record, it is the view of the Board of Managers that such a policy is unnecessary.

Audit Committee

The audit committee of the Board of Managers operates under a charter adopted by the Board of Managers, a copy of which was attached to the Information Statement for the 2005 Annual Meeting. Under the charter, the audit committee must have at least three (3) members. The Board of Managers appointed Ronald Averson, Todd Brown, Doug Van Duyn, Greg Van Zanten, Dale Schut, Dale Thompson and Brian Woldt to serve on the audit committee. The chairperson of the audit committee is Greg Van Zanten. The audit committee held four (4) meetings during the fiscal year ended December 31, 2005. Except for Dale Thompson, all of our audit committee members attended at least 75% of the audit committee meetings.

The audit committee is exempt from the independence listing standards because the Company’s securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. Nevertheless, a majority of our audit committee is independent within the definition of independence provided by NASDAQ rules 4200 and 4350.

The Board of Managers has determined that we do not currently have an audit committee financial expert serving on our audit committee. We do not have an audit committee financial expert serving on our audit committee because no member of our Board of Managers has the requisite experience and education to qualify as an audit committee financial expert as defined in Item 401 of Regulation S-K and the Board of Managers has not yet created a new manager position expressly for this purpose. The Board of Managers intends to consider such qualifications in future nominations to our Board of Managers and appointments to the audit committee.

Audit Committee Report

The audit committee delivered the following report to the Board of Managers of the Company on March 17, 2006. The following report of the audit committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report by reference in any such document.

The audit committee reviews the Company’s financial reporting process on behalf of the Board of Managers. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements to generally accepted accounting principles. The committee reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2005. The committee has discussed with Eide Bailly LLP, its independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 Communication with audit committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The committee has received and reviewed the written disclosures and the letter to management from Eide Bailly LLP as required by Independence Standards Board Standard No. 1, and has discussed with the auditors the auditors’ independence. The committee has considered whether the provision of services by Eide Bailly not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in the Company’s Forms 10-Q are compatible with maintaining Eide Bailly’s independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of managers that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Audit Committee
Ron Alverson
Todd Brown
Douglas Van Duyn
Greg Van Zanten
Dale Schut
Dale Thompson
Brian Woldt

Independent Registered Public Accounting Firm

The audit committee selected Eide Bailly LLP as independent registered public accountants for the fiscal year January 1, 2005 to December 31, 2005. A representative of Eide Bailly LLP is expected to be present at the annual meeting of members and will have an opportunity to make a statement if so desired. The representative is also expected to be available for questions from the members.

Audit Fees

The aggregate fees billed by the principal independent registered public accountants, Eide Bailly LLP, to the Company for the fiscal year ended December 31, 2005, and the fiscal year ended December 31, 2004 are as follows:

Category	Year	Fees
Audit Fees (1)	2005	$68,577
	2004	$71,563
Audit-Related Fees	2005	$0
	2004	$0
Tax Fees	2005	$6,200
	2004	$8,940
All Other Fees(2)	2005	$2,381
	2004	$1,600

(1)          Audit fees also consist of review of statutory and regulatory filings and research and consultation related to such filings.

(2)          Other fees for 2005 were related to responding to the SEC comment letter.

Prior to engagement of the principal independent registered public accountants to perform audit services for the Company, the principal accountant was pre-approved by our Audit Committee pursuant to Company policy requiring such approval.

One hundred percent (100%) of all audit services, audit-related services and tax-related services were pre-approved by our Audit Committee.

Nomination Committee

The Nomination Committee oversees the identification, evaluation and recommendation of individuals qualified to be managers of the Board. The major responsibilities of the Nomination Committee are to:

•                  Develop a nomination process for candidates for the Board;

•                  Establish criteria and qualifications for membership on the Board;

•                  Identify candidates to fill positions on the Board;

•                  Fill vacancies on the Board;

•                  Recommend to the Board candidates for election or reelection.

The Nomination Committee operates under a charter adopted by the Board, a copy of which can be found on our website at www.dakotaethanol.com. The Nomination Committee is currently comprised of four Members of the Company who do not currently serve on the Board. The four Members currently serving are Loren Olson, Dave Wolles, Donald Johnson and John Goeman, each of whom does not satisfy all of the requirements to be deemed independent under NASD Rule 4200(a)(15). Charles Zwart and Randy Hansen also served on the nomination committee during 2005.

Nomination Process

The Nomination Committee generally identifies potential candidates to the Board using two methods. First, the Nomination Committee solicits Class A Members annually to submit nominations of persons to the Nomination Committee for consideration of being elected to the Board. Second, the Nomination Committee attempts to solicit individuals whom it believes would make good candidates to the Board in light of specific qualities, skills or needs of the Board.

Before the Nomination Committee approves and recommends any person for nomination, the person must meet certain minimum qualifications. The person must have no criminal record or disciplinary history pertaining to certain specified acts or events; the person must be “independent” as defined by the SEC and NASD, except that a person is not prohibited from serving if he or she receives payment from the Company for the delivery and sale of corn to the Company; the person must satisfactorily complete a nomination application that requests certain personal background information, including employment history, educational background and community or organization involvement; and the person must possess certain general qualities including superb ethics, loyalty and commitment, a willingness to act on and be accountable for decisions, an ability to analyze and communicate effectively, and an ability to work well with others.

In preparation of the 2006 Annual Meeting, the Nomination Committee actively solicited all Members to submit nominations to the Board. On or around December 1, 2005, the Nomination Committee notified all Members of the opportunity to submit nominations to the Board for the 2006 Annual Meeting and election. Members were required to return a nomination application to the Nomination Committee no later than March 15, 2006. In response to this notice, the Nomination Committee received a total of four nominations from the Members, one of whom is an incumbent of the Board.

The Nomination Committee approved and recommended to the Board that the four nominees submitted by the Members be included on the ballot for the 2006 Annual Meeting and election. Detailed information about each nominee is provided above in the “Information about Nominees” section.

Compensation Committee

The Company does not currently have a standing compensation committee.

SUMMARY COMPENSATION TABLE

Board of Managers

Managers of our Board are reimbursed for mileage and actual expenses of attending Board and committee meetings and are provided a per diem fee for services performed on our behalf in the amount of $100 for each regular Board meeting, plus a monthly communications allowance of $25. In addition, all committee members receive a per diem fee of $50 for each special or committee meeting attended. The managers of our Board also receive the same membership benefits as other Members receive in proportion to their membership interests in the Company.

Members of Dakota Ethanol’s board of managers receive a $100 per diem fee for attending each meeting of Dakota Ethanol’s board of managers.

Executive Officers

Doug Van Duyn has served as our chief executive officer since March 21, 2003. Doug replaced Greg Van Zanten, who served as the chief executive officer of the Company and the principal executive officer of the Company’s predecessor before reorganization, Lake Area Corn Processors Cooperative, from March 28, 2002 to March 21, 2003. Greg replaced Ronald Alverson, who had served since 1999 as the principal executive officer and as president of Lake Area Corn Processors Cooperative. Doug Van Duyn does not receive a salary or bonus for his services as chief executive officer. Doug has not received any options or other long-term incentive awards and does not receive any health-care, retirement or other benefits, except that he is reimbursed for his out-of-pocket costs and expenses incurred in connection with his position.

The following table sets forth all the compensation paid by us to our chief executive officer or principal executive officer during the years ended December 31, 2005, 2004 and 2003.

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year ended Dec. 31	Salary ($)	Bonus ($)	Other Annual Compensation	Restricted Stock Award(s) ($)	Awards Securities Underlying Options/ SARs (#)	Payouts LTIP Payouts	All Other Compensation ($)
Douglas Van Duyn	2005							1,346	*
	2004	—	—	—	—	—	—	1,750	*
	2003	—	—	—	—	—	—	1,270	*

Gregory Van Zanten	2003	—	—	—	—	—	—	440	*

 * Consists of fees and expense reimbursement paid to Messrs. Van Duyn and Van Zanten for serving on the Board.

None of our officers or employees or Dakota Ethanol’s officers or employees received total compensation exceeding $100,000 during the year ended December 31, 2005.

We have not issued either directly or as part of a long-term incentive plan, any options or stock appreciation rights to any executive officer or manager on the Board.

PERFORMANCE GRAPH

The following graph compares the cumulative total return on the Company’s units with the cumulative total return of the NASDAQ Index and the SIC Code Index (SIC Code 2869—Industrial Organic Chemicals, Not Elsewhere Classifed). The unit price performance shown on the following graph is not intended to forecast and is not indicative of future unit price performance. The data for this performance graph was compiled for us by Hemscott Data, Inc.

	Fiscal Year Ending
Company/Index/Market	12/31/99	12/29/00	12/31/01	12/31/02	12/31/03	12/31/04	12/30/05
Lake Area Corn Processors	100.00	136.00	238.00	240.68	239.19	331.92	879.01
Industrial Org. Chemicals, NEC	100.00	87.70	87.24	74.53	106.25	144.95	141.17
NASDAQ Market Index	100.00	62.85	50.10	34.95	52.55	56.97	58.22

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth the current beneficial ownership of our capital units, both in terms of equity and voting interests, by managers of the Board, executive officers and nominees to the Board. No person, including any group, is known to be the beneficial owner of more than 5% of our capital units.

Title of Class	Name and Address(1) of Beneficial Owner	Amount and Nature of Beneficial Ownership	Equity Percent of Class		Voting Percent of Class
Class A Units	Randy Hansen(2)	40,000	*	%	*	%
Class A Units	Lynn Jensen(2)	100,000	*		*
Class A Units	Alfred Miron(2)	20,000	*		*
Class A Units	Ronald Alverson(2) (3)	338,250	1.14		*
Class A Units	Douglas Van Duyn	115,265	*		*
Class A Units	Brian Woldt	460,000	1.55		*
Class A Units	Gregory Van Zanten	70,000	*		*
Class A Units	Dale Schut	100,000	*		*
Class A Units	Dale Thompson	265,000	*		*
Class A Units	Todd Brown	180,000	*		*
	Total	1,688,515	5.70		*

*    Equals Less than 1% of the class.

(1)   Addresses for the managers and nominees listed above are set forth under “Information about Nominees” or “Information about Non-nominee Managers.”

(2)   Nominee to the Board for the 2006 Annual Meeting.

(3)   Represents 338,250 units owned by R.S. Corporation, of which Ronald Alverson is the owner.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s officers and managers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). Officers, managers and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from our officers and managers, all Section 16(a) filing requirements were complied with during the fiscal year ended December 31, 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of the individual managers of our Board or nominees to the Board or executive officers, nor the individual managers of the board or executive officers of Dakota Ethanol, have entered into, or anticipate entering into, any contractual or other transactions between themselves, Dakota Ethanol or us, except for corn delivery agreements and forms identical to those provided to other Members, and except as described below for Jeff Fox and Jeff Lautt. As described below with regard to “Executive Compensation,” Lake Area Corn Processors and Dakota Ethanol’s boards of managers receive per diem fees and reimbursement of expenses for their services.

Jeff Fox and Jeff Lautt are members of the board of managers of Dakota Ethanol and are also affiliates of each of the Broin entities that have been an integral part of Dakota Ethanol’s business since its inception. Dakota Ethanol contracted with the Broin related-entities to assist in virtually all aspects of the ethanol plant, including site selection, permitting and zoning, construction, plant management and operation, and the marketing and sale of ethanol and distiller’s grains. Broin and Associates, Inc. is a Sioux Falls, South Dakota-based engineering and construction management firm specializing in the design, engineering, construction, and plant start-up of new ethanol production facilities in the Midwest. Broin and Associates is principally owned and controlled by Robert, Jeff, Todd and Lowell Broin, and Jeff Broin is the chief executive officer. Jeff Broin previously served on Dakota

Ethanol’s board of managers and several other ethanol facilities managed by Broin Management. Broin and Associates designed and built the Dakota Ethanol plant.

On June 6, 2005, Dakota Ethanol, LLC decided to terminate or not renew many of its agreements with Broin-related entities and entered into contracts with unrelated parties for services previously provided by Broin entities. However, many of the Broin contracts, which are contracts with related parties, remained in force for much of the fiscal year ended December 31, 2005, including the following:

•                  Agreement with Broin and Associates, Inc. Dakota Ethanol pays Broin and Associates an annual fee of $20,800 for the purchase and use of certain software and data management services the management of these services. The annual fee is adjusted annually based on the changes in the Consumer Price Index. Dakota Ethanol also has an agreement with Broin and Associates for information technology and systems’ management. Dakota Ethanol pays Broin and Associates an annual fee of $20,000 for the management of these services. The agreement ended effective October 1, 2005.

•                  Management Agreement with Broin Management, LLC. Broin Management, LLC is a Broin affiliate principally owned and controlled by Jeff Broin, Todd Broin and Rob Broin. Pursuant to the agreement, Broin Management manages the day-to-day operations of the ethanol plant for a fixed annual fee of $250,000, adjusted annually for inflation. Dakota Ethanol also pays Broin Management an incentive bonus of 5% of its trimester income. Trimester bonus is calculated annually based upon audited net profits. Dakota Ethanol pays certain expenses incurred with respect to operation of the plant, while other expenses, including but not limited to, the provision of a full time plant general manager and technical manager are included as part of Broin Management’s fees. The agreement ended effective January 1, 2006.

•                  Corn Price Risk Management with Broin Management, LLC. This agreement provides hedging and risk management services for corn and natural gas. Dakota Ethanol pays Broin Management an annual fee of $50,000 for these services, subject to the modification in the event of plant expansion or increase in corn usage. On June 6, 2005, Dakota Ethanol elected not to renew its agreement with Broin Management, and the agreement ended January 1, 2006.

•                  Ethanol Marketing and Servicing Agreement with Ethanol Products, LLC. Under this agreement, Dakota Ethanol pays Ethanol Marketing to market the ethanol produced at the plant. Dakota Ethanol pays Ethanol Products a marketing fee of $0.004 of ethanol sold and an administrative fee of $0.0025 per gallon of ethanol sold. Dakota Ethanol also owns a minority ownership interest in Ethanol Products. On June 6, 2005, Dakota Ethanol elected not to renew its agreement with Ethanol Products, and the parties agreed to a termination of the agreement effective as of January 1, 2006.

•                  Distiller’s Grains Marketing Agreement with Broin Enterprises, Inc. d/b/a Dakota Gold Marketing. Dakota Gold Marketing is a Broin affiliate principally owned and controlled by Jeff Broin, Todd Broin and Rob Broin. Under the agreement, Dakota Gold markets all of the distiller’s grains produced by Dakota Ethanol. Dakota Ethanol pays Dakota Gold Marketing fee of 3% of the gross monthly sales of distiller’s grains with a minimum annual fee of $200,000 per year. On June 6, 2005, Dakota Ethanol elected not to renew its agreement with Dakota Gold Marketing, and the parties agreed to a termination of the agreement effective as of December 1, 2005.

Under the agreements with Broin Management, Ethanol Products and Broin Enterprises, Dakota Ethanol paid these entities an aggregate of $2,301,000 and $1,594,960 for the years ended December 31, 2005 and 2004, respectively.

ANNUAL REPORT AND FINANCIAL STATEMENTS

The Company’s Annual Report to the Securities and Exchange Commission on Form 10-K, including the financial statements and the notes thereto, for the fiscal year ended December 31, 2005, accompanies the mailing of this Information Statement.

The Company will provide each member solicited a copy of Exhibits to the Form 10-K upon written request and payment of specified fees. The written request for such Exhibits should be directed to Alan May, Membership Coordinator, Lake Area Corn Processors, P.O. Box 100, Wentworth, South Dakota 57075. Such request must set forth a good faith representation that the requesting party was a holder of record or a beneficial owner of Capital units in the Company on May 1, 2006. The 2005 Annual Report on Form 10-K complete with exhibits is also available at no cost through the EDGAR database available from the SEC’s internet site (www.sec.gov).

MEMBER PROPOSALS

In order to be considered for inclusion in next year’s information statement, member proposals, including manager nominations, must be submitted in writing to the Company by December 29, 2006. The Company suggests that proposals for the 2007 Annual Meeting of members be submitted by certified mail-return receipt requested.

Members who intend to present a proposal at the 2007 Annual Meeting of members without including such proposal in the Company’s information statement must provide the Company notice of such proposal no later than December 29, 2006. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

If the Company does not receive notice of a member proposal intended to be submitted to the 2007 Annual Meeting by December 29, 2006, the persons named on the proxy card or ballot accompanying the notice of meeting may vote on any such proposal in their discretion. However, if the Company does not receive notice of a member proposal intended to be submitted to the 2007 Annual Meeting by December 29, 2006, then the persons named on the proxy card may vote on any such proposal in their discretion only if the Company includes in its information statement an explanation of its intention with respect to voting on the proposal.

CODE OF ETHICS

All of the managers of the Company’s Board of managers, officers, and employees, are required to comply with the Company’s Code of Ethics adopted by the Board in 2003. A copy of the Code of Ethics can be obtained without charge by writing to the company at the following address:

Membership Coordinator

Lake Area Corn Processors

46269 SD Hwy 34

P.O. Box 100

Wentworth, South Dakota  57075

Amendment to modifications to, and waivers of, the Code of Ethics, will be promptly disclosed to the company, to the extent required under the Exchange Act on a current report on Form 8-K.

FORM OF CLASS A MEMBER—BALLOT

LAKE AREA CORN PROCESSORS, LLC

2006 ANNUAL MEETING

BOARD OF MANAGERS ELECTION

By signing below, I certify that:

•                  I am either the owner or the authorized representative of the owner of Class A Capital Units of Lake Area Corn Processors, LLC, and have full power and authority to vote such capital units; and

•                  I vote such capital units on the following matters as set forth below.

Please place an X or  in the box next to the nominee for which you wish to vote. You must vote for two nominees. If you do not check two boxes, or if you check more than two boxes, your ballot will be void and will not be counted for determining whether a quorum is present.

☐                                    Randy Hansen

☐                                    Lynn Jensen

☐                                    Ronald Alverson

☐                                    Alfred Miron

Date:
Signature

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